CONSENT OF EXPERT

December 4, 2017

VIA EDGAR

United States Securities and Exchange Commission

Re:	Taseko Mines Limited (the "Company")
Registration Statement on Form F-10 dated December 4, 2017
(the "Registration Statement")

I, Scott Jones, P.Eng, hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical reports (the "Technical Reports"):

•	“Technical Report on the 357 Million Ton Increase in Mineral Reserves at the Gibraltar Mine” dated June 24, 2011;

•	“Technical Report on the 344 million tonne increase in mineral reserves at the Prosperity Gold – Copper Project” dated December 17, 2009;

•

“Technical Report on Mineral Reserves at the Aley Project, British Columbia Canada” originally dated October 30, 2014 with an effective date of September 15, 2014, and amended and restated December 4, 2017; and

•	“Technical Report on the Mineral Reserve Update at the Gibraltar Mine” dated June 15, 2015;

and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports related to me in the Registration Statement. This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Yours truly,

/s/ Scott Jones

Scott Jones, P.Eng